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                                                                  EXHIBIT (J)(1)


                          INDEPENDENT AUDITORS' CONSENT

     We consent to the incorporation by reference in this Post-Effective Amendment No. 14 to the Registration Statement (1933 Act File No. 33-71320) on Form N-1A of Eaton Vance Municipals Trust II of our reports each dated March 3, 2000 of Florida Insured Municipals Portfolio, Hawaii Municipals Portfolio and Kansas Municipals Portfolio, and Eaton Vance Florida Insured Municipals Fund, Eaton Vance Hawaii Municipals Fund and Eaton Vance Kansas Municipals Fund (the "Funds") included in the JANUARY 31, 2000 Annual Report to Shareholders of the Funds.

     We also consent to the references to our Firm under the headings "Financial Highlights" in the Prospectus and "Other Service Providers" in the Statement of Additional Information.


/s/ Deloitte & Touche LLP
DELOITTE & TOUCHE LLP
MAY 24, 2000
Boston, Massachusetts

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